                                                               EXHIBIT (d)(5)(A)



                             EMPLOYMENT AGREEMENT

          This EMPLOYMENT AGREEMENT ("Agreement") is entered into as of this 11th day of May, 2001, by and among Dimension Data Holdings plc, a company incorporated in England and Wales ("Parent"), Proxicom, Inc., a Delaware corporation (the "Company") and Raul J. Fernandez (the "Executive").

          WHEREAS, the Executive is an employee of the Company;

          WHEREAS, the Company, Parent and Putter Acquisition Corp., an indirect wholly owned subsidiary of Parent ("Merger Subsidiary"), have entered into an Agreement and Plan of Merger, dated May 11, 2001 (the "Merger Agreement"), pursuant to which the Company will survive as a wholly owned subsidiary of Parent (the "Merger");

          WHEREAS, as an inducement to Parent and Merger Subsidiary entering into the transactions contemplated in the Merger Agreement, Parent has required that the Executive enter into an employment agreement with the Company and Parent which includes the restrictive covenants set forth in Sections 7 and 10 hereof, in substitution of any agreement relating to the subject matter hereof, effective at the "Effective Time" (as such term is defined in the Merger Agreement).

          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

          1.   Employment Agreement. On the terms and conditions set forth in
               --------------------
this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in
Section 2 hereof and in the position and with the duties set forth in Section 3 hereof. Terms used herein with initial capitalization are defined in Section 21 below.

          2.   Term. The initial term of employment under this Agreement shall
               ----
be for a term (the "Initial Term") commencing at the Effective Time as defined in the Merger Agreement and ending on the later of (i) September 30, 2003 and
(ii) the second anniversary of the Effective Time (the "Expiration Date"). In the event the transactions contemplated in the Merger Agreement are not consummated, this Agreement shall have no effect and shall be null and void. Unless either party terminates the Executive's employment by way of written notice in accordance with Section 11 given to the other party at least 30 days prior to the Expiration Date, the term of employment thereafter shall be extended indefinitely, unless and until either party provides 30 days written notice to the other party in accordance with Section 11 that such indefinite term shall end at the end of such 30 day notice period. The parties' obligations under Sections 7, 9, 10 and 11 hereof shall survive the expiration or termination of the Employment Period.

          3.   Position and Duties. The Executive shall serve as Chief Executive
               -------------------
Officer of the Company during the Employment Period. As Chief Executive Officer of the Company, the Executive shall render executive, policy and other management services to the Company of the type customarily performed by persons serving in a similar capacity. Unless instructed otherwise by the Board in its discretion, the Executive shall report directly to the Executive Director of the

Board. The Executive shall perform such duties as the Board may from time to time reasonably determine and assign to the Executive provided that such duties do not constitute a material departure from the services and responsibilities routinely provided by the Executive. The Executive shall devote the Executive's reasonable best efforts and substantially full business time to the performance of the Executive's duties and the advancement of the business and affairs of the Company during the Employment Period.

          4.  Place of Performance. In connection with the Executive's
              --------------------
employment by the Company during the Transition Employment Period, the Executive's primary place of employment and work location shall be the Executive's current place of employment and work location on the date of the execution of this Agreement, except for reasonable travel on Company business and as otherwise consented to by the Executive.

          5.  Compensation.
              ------------
          (a) Base Salary. During the Employment Period, the Company shall pay
              -----------
to the Executive an annual base salary (the "Base Salary"), which initially shall be at the rate of $325,000 per year. The Base Salary shall be reviewed no less frequently than annually and may be increased (and not decreased, other than in an across-the-board reduction in the base salaries of all or substantially all of the employees of Parent's services business in the United States) at the discretion of the Board. If the Executive's Base Salary is increased, the increased amount shall be the Base Salary for the remainder of the Employment Period. The Base Salary shall be payable monthly or in such other installments as shall be consistent with the Company's payroll procedures in effect from time to time.

          (b) Bonus. During the Employment Period, the Executive shall be
              -----
eligible to earn an annual performance bonus pursuant to a bonus plan adopted by the Board for each fiscal year. The Executive's target bonus opportunity for each year during the Initial Term shall be 50% of the Executive's annual Base Salary (the "Target Bonus").

          (c) Stock Option Grants. During the Employment Period, the Executive
              -------------------
shall be eligible to participate in Parent's Share Option Scheme (the "Parent Scheme") in accordance with the terms and conditions therein. As of the Effective Time, the Executive shall be granted an initial stock option for 125,000 ordinary shares of Parent under the Parent Scheme (the "Initial Options") (subject to accelerated vesting or cash-out as set forth in this Agreement).

          (d) Retention Bonus. The Executive shall be eligible to receive a cash
              ---------------
retention bonus (the "Retention Bonus") payable to the Executive on the first and second anniversaries of the Effective Time (each, a "Payment Date"), provided the Executive remains employed with the Company through the applicable Payment Date, as follows: $150,000 on the first anniversary of the Effective Time and $100,000 on the second anniversary of the Effective Time. If the Executive is terminated without "Cause" (as defined herein), or the Executive terminates his employment for "Good Reason" (as defined herein) prior to a Payment Date, then any unpaid portion of the Retention Bonus shall be paid to the Executive, and such payment to the Executive will be accelerated to the date of such termination. The form of payment of the Retention Bonus, at the discretion of the Company, shall be either a cash lump sum payment on the applicable Payment Date, or equal cash payments paid over a six consecutive month period commencing on the applicable Payment Date (for purposes of clarity, the Executive need not continue to be employed hereunder beyond such second anniversary date to receive the Retention Bonus, regardless of the form of payment selected by the Company).

          (e) Benefits. During the Employment Period, the Executive will be
              --------
entitled to all employee benefits and perquisites made available to similarly situated employees of the Company. Nothing contained in this Agreement shall prevent the Company from changing carriers or from effecting modifications in insurance coverage for the Executive.

          (f) Vacation; Holidays. The Executive shall be entitled to all public
              ------------------
holidays observed by the Company and vacation days in accordance with the applicable vacation policies for senior executives of the Company, which shall be taken at a reasonable time or times; provided that no more than 20 vacation days shall be available during any calendar year.

          (g) Withholding Taxes and Other Deductions. To the extent required by
              --------------------------------------
law, the Company shall withhold from any payments due to the Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy.

          6.   Expenses. The Executive is expected and is authorized, subject to
               --------
the business expense policies as determined by the Board, to incur reasonable expenses in the performance of his duties hereunder, including the costs of entertainment, travel, and similar business expenses incurred in the performance of his duties. The Company shall promptly reimburse the Executive for all such expenses in accordance with Company policy.

          7.   Confidentiality; Work Product.
               -----------------------------

          (a)  Information. The Executive acknowledges that the information,
               -----------
observations and data obtained by the Executive concerning the business and affairs of the Company and its Affiliates and their predecessors during the course of the Executive's performance of services for, or employment with, any of the foregoing persons (whether or not compensated for such services) are the property of the Company and its Affiliates, including information concerning acquisition opportunities in or reasonably related to the business or industry of the Company or its Affiliates of which the Executive becomes aware during such period. Therefore, the Executive agrees that he will not at any time (whether during or after the Employment Period) disclose to any unauthorized person or, directly or indirectly, use for the Executive's own account, any of such information, observations, data or any Work Product or Copyrightable Work (as defined below) without the Board's consent, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a direct or indirect result of the Executive's acts or omissions to act or the acts or omissions to act of other senior or junior management employees of the Company and its Affiliates. The Executive agrees to deliver to the Company at the termination of the Executive's employment, or at any other time the Company may request in writing (whether during or after the Employment Period), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Company and its Affiliates and their predecessors (including, without limitation, all acquisition prospects, lists and contact information) which the Executive may then possess or have under the Executive's control.

          (b) Intellectual Property. The Executive acknowledges that all
              ---------------------
inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, trade secrets, know-how, ideas, computer programs, and all similar or related information (whether or not patentable) that relate to the actual or anticipated business, research and development or existing or future products or services of the Company or its Affiliates that are conceived, developed, made or reduced to practice by the Executive while employed by the Company or any of its predecessors ("Work Product") belong to the Company and the Executive hereby assigns, and agrees to assign, all of the Executive's rights, title and interest in and to the Work Product to the Company. Any copyrightable work ("Copyrightable Work") prepared in whole or in part by the Executive in the course of the Executive's work for any of the foregoing entities shall be deemed a "work made for hire" under the copyright laws, and the Company shall own all rights therein. To the extent that it is determined, by any authority having jurisdiction, that any such Copyrightable Work is not a "work made for hire," the Executive hereby assigns and agrees to assign to Company all the Executive's rights, title and interest, including without limitation, copyright in and to such Copyrightable Work. The Executive shall promptly disclose such Work Product and Copyrightable Work to the Board and perform all actions reasonably requested by the Board (whether during or after the Employment Period) to establish and confirm the Company's ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

          (c) Enforcement. The Executive acknowledges that the restrictions
              -----------
contained in Section 7(a) hereof are reasonable and necessary, in view of the nature of the Company's business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Executive agrees that in the event of a breach or threatened breach by the Executive of the provisions of Section 7(a) hereof, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Executive from disclosing or using any such confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, recovery of damages from the Executive.

          8.  Termination of Employment.

          (a) Permitted Terminations. The Executive's employment hereunder may
              ----------------------
be terminated during the Employment Period without any breach of this Agreement only under the following circumstances:

                    (i)  Death. The Executive's employment hereunder shall
                         -----
terminate upon the Executive's death;

                    (ii) By the Company. The Company may terminate the
                         --------------
Executive's employment:

                        (A) if the Executive shall have been unable to perform all of the Executive's duties hereunder by reason of illness, physical or mental disability or other similar incapacity, which inability shall continue for more than three consecutive months ("Disability");

                        (B)  for Cause; or


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

                    (iii) By the Executive. The Executive may terminate his
                          ----------------
employment with the Company for Good Reason.

          (b) Termination. Any termination of the Executive's employment by the
              -----------
Company or the Executive (other than because of the Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 11 hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated. Termination of the Executive's employment shall take effect on the Date of Termination.

          9.  Compensation Upon Termination.
              -----------------------------

          (a) Death. If the Executive's employment is terminated during the
              -----
Employment Period as a result of the Executive's death, (i) the Company shall pay to the Executive's estate, or as may be directed by the legal representatives of such estate, the Executive's pro rata Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time such payments are due, and neither the Company nor Parent shall have any further obligations to the Executive under this Agreement (other than pursuant to any life insurance policy for the benefit of the Executive).

          (b) Disability. If the Company terminates the Executive's employment
              ----------
during the Employment Period because of the Executive's Disability, (i) the Company shall pay the Executive the Executive's pro rata Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time such payments are due, and
(ii) neither the Company nor Parent shall have any further obligations to the Executive under this Agreement (other than with respect to any disability policy maintained for the benefit of the Executive),

          (c) By the Company for Cause. If the Company terminates the
              ------------------------
Executive's employment during the Employment Period for Cause or if the Executive voluntarily terminates the Executive's employment during the Employment Period without Good Reason, (i) the Company shall pay the Executive the Executive's pro rata portion of the Executive's Base Salary through the Date of Termination and all other unpaid amounts, if any, to which Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time such payments are due,
(ii) the Executive shall fully and immediately forfeit the Executive's rights with respect to any and all outstanding stock options granted to the Executive under the Parent Scheme and which have not yet become vested and (iii) neither the Company nor Parent shall have any further obligations to the Executive under this Agreement.

          (d) By the Company without Cause; By the Executive for Good Reason.
              --------------------------------------------------------------

          (A) During the Transition Employment Period. If the Company terminates
              ---------------------------------------
the Executive's employment during the Transition Employment Period other than for Cause, disability or death, or the Executive terminates his employment for Good Reason during such Period, (i) the Company shall pay the Executive the Executive's pro rata portion of Base Salary through the Date of Termination and all other accrued but unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company, at the time such payments are due, (ii) the Initial Options, deferred and incentive compensation or bonus amounts (excluding the Target Bonus and the Retention Bonus) awarded by the Company and other contingent or deferred compensation awards or grants made by the Company, or otherwise made in connection with the Executive's employment hereunder, shall be fully vested and nonforfeitable as of the Date of Termination, except to the extent inconsistent with the terms of the Parent Option Scheme in which event the Company shall pay in cash to the Executive an amount equivalent to the fair market in-the-money value of such Initial Options as calculated as of the Date of Termination, (iii) the Company shall; subject to Sections 9(e) and 9(f) hereof, pay the Executive an aggregate amount equal to 12 months of the Executive's Base Salary, plus 100% of the Executive's Target Bonus, payable in equal monthly installments on the Company's regular salary payment dates for such number of months specified above, (iv) the benefits provided to or on behalf of the Executive pursuant to Section 5(e) of this Agreement (including but not limited to medical, health, life, accident, disability and other welfare benefits) shall be continued to be provided to or on behalf of the Executive for a 12 month period commencing on the Date of Termination, unless and until the Executive receives any such or similar benefits while employed in any capacity by any other employer during such 12 month period, and (v) neither the Company nor Parent shall have any further obligations to the Executive under this Agreement (except as otherwise set forth in this Agreement). For purposes of clarity, it is understood and agreed between the parties that no further accrual of pension or 401(k) benefits shall be provided to the Executive (other than earnings on existing accounts and balances) after the Date of Termination.

          (B) After the Transition Employment Period. If the Company terminates
              --------------------------------------
the Executive's employment after the Transition Employment Period other than for Cause, disability or death, or the Executive terminates his employment for Good Reason after such Period, (i) the Company shall pay the Executive the Executive's pro rata portion of Base Salary through the Date of Termination and all other accrued but unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus or incentive compensation plan or program of the Company, at the time such payments are due, (ii) the Initial Options, deferred and incentive compensation or bonus amounts (excluding the Target Bonus) awarded by the Company and other contingent or deferred compensation awards or grants made by the Company, or otherwise made in connection with the Executive's employment hereunder, shall be fully vested and non-forfeitable as of the Date of Termination, except to the extent inconsistent with the terms of the Parent Option Scheme in which event the Company shall pay in cash to the Executive an amount equivalent to the fair market in-the-money value of such Initial Options as calculated as of the Date of Termination, (iii) the Company shall, subject to Sections 9(e) and 9(f) hereof, pay the Executive an amount equal to 6 months of the Executive's Base Salary, payable in equal monthly installments on the Company's regular salary payment dates for such number of months specified above, (iv) the benefits provided to or on behalf of the Executive pursuant to
Section 5(e) of this Agreement (including but not limited to medical, health, life, accident, disability and other welfare benefits) shall he continued to be provided to or on behalf of the Executive for a 6 month period commencing on the Date of Termination, unless and until the Executive receives any such or similar benefits while employed in any capacity by another employer during such 6 month period, and (v) neither the Company nor Parent shall have any further obligations to the Executive under this Agreement (except as otherwise set forth in this Agreement). For purposes of clarity, it is understood and agreed between the parties that no further accrual of pension or 401(k) benefits shall be provided to the Executive (other than earnings on existing accounts and balances) after the Date of Termination.

          (e) Parachute Limitations. Notwithstanding any other provision of this
              ---------------------
Agreement or of any other agreement, contract or understanding heretofore or hereafter entered into by the Executive with the Company or any Affiliate, except an agreement, contract or understanding hereafter entered into that expressly modifies or excludes application of this Section 9(e) (the "Other Agreements"), and notwithstanding any formal or informal plan or other arrangement heretofore or hereafter adopted by the Company (or any Affiliate) for the direct or indirect compensation of the Executive (including groups or classes of participants or beneficiaries of which the Executive is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Executive (a "Benefit Plan"), if the Executive is a "disqualified individual" (as defined in Section 280G(c) of the Code), the Executive shall not have any right to receive any payment or benefit under this Agreement, any Other Agreement or any Benefit Plan (i) to the extent that such payment or benefit, taking into account all other rights, payments or benefits to or for the Executive under this Agreement, all Other Agreements and all Benefit Plans, would cause any payment or benefit to the Executive under this Agreement, any Other Agreement or any Benefit Plan to be considered a "parachute payment" within the meaning of Section 280G(b)(2) of the Code as then in effect (a "Parachute Payment") and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amount received by the Executive under this Agreement, all Other Agreements and all Benefit Plans would be less than the maximum after-tax amount that could be received by the Executive without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such payment or benefit under this Agreement, any Other Agreement or any Benefit Plan would cause the Executive to be considered to have received a Parachute Payment that would have the adverse after-tax effect described in clause (ii) of the preceding sentence, then the Executive shall have the right, in the Executive's sole discretion, to designate those rights, payments or benefits under this Agreement, any Other Agreement and any Benefit Plan that should be reduced or eliminated so as to avoid having the payment or benefit to the Executive under this Agreement be deemed to be a Parachute Payment.

          (f) Liquidated Damages. The parties acknowledge and agree that damages
              ------------------
suffered by the Executive as a result of termination by the Company without Cause shall be extremely difficult or impossible to establish or prove, and agree that the Severance Payments shall constitute liquidated damages for any breach of this Agreement by the Company through the Date of Termination. The Executive agrees that, except for such other payments and benefits to which the Executive may be entitled as expressly provided by the terms of this Agreement or any applicable Benefit Plan, such liquidated damages shall be in lieu of all other claims that the Executive may make by reason of termination of his employment or any such breach of this Agreement and that, as a condition to receiving the Severance Payments, the Executive will execute a release of claims in a form reasonably satisfactory to the Company and Parent.

          10. Noncompetition and Nonsolicitation.
              ----------------------------------

          (a) Noncompetition. The Executive acknowledges that in the course of
              --------------
his employment with the Company and its Affiliates and their predecessors, he has and will continue to become familiar with the trade secrets of, and other confidential information concerning, the Company and its Affiliates, that the Executive's services will be of special, unique and extraordinary value to the Company and its Affiliates and that the Company's ability to accomplish its purposes and to successfully pursue its business plan and compete in the marketplace depend substantially on the skills and expertise of the Executive. Therefore, and in further consideration of the compensation being paid to the Executive hereunder, the Executive agrees that, during the Employment Period and for a period of 24 months following the Executive's termination of employment with the Company for any reason, he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business competing with the businesses of the Company (including, without limitation, international network and interactive integration services, e-business strategy, and interactive marketing and branding), its Affiliates, or any business in which the Company or its Affiliates has commenced negotiations or has requested and received information relating to the acquisition of such business within 18 months prior to the termination of the Executive's employment with the Company, in any country where the Company, its Affiliates, or other aforementioned business conducts business.

          (b) Nonsolicitation. During the Employment Period and for a period of
              ---------------
24 months following the Executive's termination of employment with the Company for any reason, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee of the Company or any Affiliate to leave the employ of the Company or such Affiliate, or in any way willfully interfere with the relationship between the Company or any Affiliate and any employee thereof, (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or any Affiliate to cease doing business with the Company or such Affiliate, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any Affiliate or (iii) initiate or engage in any discussions regarding an acquisition of, or the Executive's employment (whether as an employee, an independent contractor or otherwise) by, any businesses in which the Company or any of its Affiliates has entertained discussions or has requested and received information relating to the acquisition of such business by the Company or its Affiliates upon or within the 18-month period prior to the Date of Termination.

          (c) Enforcement. If, at the time of enforcement of this Section 10, a
              -----------
court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. Because the Executive's services are unique and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of any provision of this Agreement. Therefore, in the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).

          11. Notices. All notices, demands, requests or other communications
              -------
required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, to the Company: at its principal office location; and to the Executive: at his address as listed on the Company's then current payroll; or to such other address as may be designated by either party in a notice to the other. Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes three days after it is deposited in the U.S. mail, postage prepaid, or at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

          12. Severability. The invalidity or unenforceability of any one or
              ------------
more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

          13. Survival. It is the express intention and agreement of the parties
              --------
hereto that the provisions of Sections 7, 9, 10 and 11 hereof shall survive the termination of employment of the Executive. In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

          14. Assignment. The rights and obligations of the parties to this
              ----------
Agreement shall not be assignable or delegable, except that (i) in the event of the Executive's death, the personal representative or legatees or distributees of the Executive's estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company or similar reorganization of a successor corporation.

          15. Binding Effect. Subject to any provisions hereof restricting
              --------------
assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

          16. Amendment; Waiver. This Agreement shall not be amended, altered or
              -----------------
modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

          17. Headings. Section and subsection headings contained in this
              --------
Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

          18. Governing Law. This Agreement, the rights and obligations of the
              -------------
parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Virginia (but not including the choice of law rules thereof).

          19. Entire Agreement. This Agreement constitutes the entire agreement
              ----------------
between the parties respecting the employment of the Executive and supercedes any agreement relating to the subject matter hereof upon commencement of the Initial Term, there being no representations, warranties or commitments except as set forth herein.

          20. Counterparts. This Agreement may be executed in two or more
              ------------
counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

          21. Definitions.
              -----------

          "Affiliates" means any entity, as may from time to time be designated by the Board, that is a subsidiary corporation of the Company, and each other entity directly or indirectly controlling or controlled by or under common control with the Company. For purposes of this definition, "control" means the power to direct the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meaning correlative to the foregoing.

          "Board" means the board of directors of Parent or its delegee.

          "Cause" means (i) the Executive's commission of a felony or crime involving moral turpitude or the commission of any other act or omission involving dishonesty or fraud with respect to the Company or any of its Affiliates or any of their customers or suppliers, (ii) the Executive's conduct which brings the Company or any Affiliate into substantial public disgrace or disrepute, (iii) the Executive's substantial and repeated failure to perform duties of the office held by the Executive as reasonably directed by the Board, and such failure is not cured within 30 days after the Executive receives written notice thereof from the Board, (iv) gross negligence or willful misconduct with respect to the Company or any of its Affiliates, or (v) the Company's substantial failure to achieve annual performance goals as determined by the Board and agreed to by the Executive; or (vi) the Executive's breach of
Section 8 or 10 of this Agreement.

          "Company" means Proxicom, Inc. and its successors and assigns.

          "Date of Termination" means (i) if the Executive's employment is terminated by the Executive's death, the date of the Executive's death; (ii) if the Executive's employment is terminated because of the Executive's Disability, 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive's duties on a full-time basis during such 30-day period; (iii) if the Executive's employment is terminated by the Company for Cause, the date specified in the Notice of Termination; or (iv) if the Executive's employment is terminated during the Employment Period for any other reason, the date on which Notice of Termination is given.

          "Severance Payments" means the payments and benefits that the Executive receives from the Company after termination of employment pursuant to
Section 9 of this Agreement.


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

          "Transition Employment Period" means the one-year period commencing at the Effective Time and ending on the first anniversary of the Effective Time.

          "Good Reason" means, in the absence of a written consent of the
Executive: (i) the assignment to the Executive (other than an isolated, insubstantial or inadvertent assignment not occurring in bad faith) of any duties inconsistent in any material respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3 of this Agreement and which is not remedied by the Company within 10 days after receipt of notice thereof given by the Executive, (ii) any failure by the Company to comply with any of the provisions of Section 5 of this Agreement, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company within 10 days after receipt of notice thereof given by the Executive; or (iii) within the Transition Employment Period the Company's requiring the Executive to be based at any office or location more than 50 miles from that identified in Section 4 hereof.



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

                  IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.


                                            DIMENSION DATA HOLDINGS PLC



                                            By: /s/ P.K. Quarmby
                                               ---------------------------------
                                                Name: P.K. Quarmby
                                                Title: Director




                                            PROXICOM, INC.



                                            By: /s/ Jay E. Thomas
                                               ---------------------------------
                                                Name:  Jay E. Thomas
                                                Title:  EVP, Operations







                                                /s/ Raul J. Fernandez
                                            ------------------------------------

                                            Raul J. Fernandez




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